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                                                                     EXHIBIT 21


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
Subsidiaries                                   State/Jurisdiction of Incorporation
Brand Scaffold Builders, Inc.                  Delaware

Brand Scaffold Rental & Erection               Delaware

Brand Scaffold Services of Canada, Inc.        Alberta, Canada
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